EXHIBIT 99.1

Heron Therapeutics Reports Financial Results for the
Three Months Ended March 31, 2017 and Recent Corporate Progress

SAN DIEGO, Calif. – (BUSINESS WIRE) – May 10, 2017 – Heron Therapeutics, Inc. (Nasdaq: HRTX) (the Company or Heron), a commercial-stage biotechnology company focused on developing novel best-in-class treatments to address some of the biggest unmet patient needs, today reported financial results for the three months ended March 31, 2017 and highlighted recent corporate progress.

Recent Corporate Progress

Pain Franchise

Expanded Phase 2 Program of HTX-011 with Initiation of TKA and Nerve Block Studies. Heron initiated Phase 2 studies of HTX-011 in two new surgical models, total knee arthroplasty (TKA) and breast augmentation (pectoral pocket nerve block), to complement its four successful Phase 2 studies in abdominoplasty, bunionectomy, and hernia repair. Heron anticipates initiating Phase 3 studies of HTX-011 this year and filing a New Drug Application (NDA) in 2018.

CINV Franchise

SUSTOL® Sales Increase; Product Added to National Comprehensive Cancer Network (NCCN®) Antiemesis Guidelines. Net product sales of SUSTOL (granisetron) extended-release injection for the three months ended March 31, 2017 were $3.6 million, compared to $1.3 million for the three months ended December 31, 2016. In addition, SUSTOL was granted a Category 1 recommendation by the NCCN for use in the prevention of acute and delayed chemotherapy-induced nausea and vomiting (CINV) in patients receiving highly or moderately emetogenic chemotherapy (HEC or MEC). The NCCN guidelines identify SUSTOL as a “preferred” agent for preventing CINV following MEC and highlight the unique, extended-release formulation of SUSTOL.

Received Notice of CINVANTI™ (HTX-019) PDUFA Date. The U.S. Food and Drug Administration (FDA) set a Prescription Drug User Fee Act (PDUFA) goal date of November 12, 2017 for a decision on the Company’s NDA for CINVANTI. If approved, CINVANTI will strengthen Heron’s CINV portfolio by adding a second, complementary therapeutic agent in this category.

“The first quarter of 2017 was a productive period for Heron, highlighted by the completion of several highly-successful Phase 2 studies of HTX-011 in multiple post-operative pain models and the inclusion of SUSTOL in the NCCN guidelines,” said Barry D. Quart, Pharm.D., Chief Executive Officer of Heron. “Looking ahead, we are focused on the commencement of Phase 3 studies of HTX-011, as well as the approval of CINVANTI by year-end 2017.”

Financial Results

In January 2017, Heron completed an underwritten public offering of its common stock for net proceeds of $163.7 million. As of March 31, 2017, the Company had cash, cash equivalents and short-term investments of $165.2 million, compared to $51.1 million as of December 31, 2016. Based on the Company’s current operating plan and projections, it believes that available cash, cash equivalents and short-term investments are sufficient to fund operations for at least one year.

Net product sales of SUSTOL for the three months ended March 31, 2017 were $3.6 million, which represents 184% sequential quarter-over-quarter growth over the $1.3 million of net product sales of SUSTOL for the three months ended December 31, 2016.

Heron’s net loss for the three months ended March 31, 2017 was $50.3 million, or $1.00 per share, compared to $33.4 million, or $0.92 per share for the same period in 2016. Net loss for the three months ended March 31, 2017, included non-cash, stock-based compensation expense of $8.0 million compared to $5.4 million for the same period in 2016.

Heron’s net cash used for operating activities for the three months ended March 31, 2017 was $50.6 million, compared to $32.4 million for the same period in 2016.

The increases in net loss and net cash used for operating activities for the three months ended March 31, 2017 compared to the same period in 2016 were primarily due to increased clinical and manufacturing costs related to the development of HTX-011 and CINVANTI.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments that address some of the biggest unmet patient needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from cancer or pain. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, those associated with: the projected sufficiency of our capital position for future periods, the market opportunity for SUSTOL, CINVANTI, HTX-011 and new products generally, timing of potential generic forms of palonosetron and the potential impact on sales of SUSTOL, the timing and outcome of the End of Phase 2 meeting with the FDA for HTX-011, whether the FDA approves the CINVANTI NDA as submitted, the timing of the NDA filing for HTX-011, the progress in the research and development of HTX-011 and our other programs, including the timing of preclinical, clinical, and manufacturing activities, safety and efficacy results from our studies, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

HERON THERAPEUTICS, INC.

Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(unaudited)
	2017	2016
Revenues:
Net product sales	$3,632	$—
Operating expenses:
Cost of product sales	1,186	—
Research and development	33,384	16,092
General and administrative	6,742	5,367
Sales and marketing	11,619	11,853

Total operating expenses*	52,931	33,312

Loss from operations	(49,299)	(33,312)
Other expense, net	(1,030)	(133)

Net loss	$(50,329)	$(33,445)

Basic and diluted net loss per share	$(1.00)	$(0.92)

Shares used in computing basic and diluted net loss per share	50,530	36,229

• For the three months ended March 31, 2017, operating expenses included non-cash, stock-based compensation expense of $8.0 million compared to $5.4 million for the same period in 2016.

HERON THERAPEUTICS, INC.

Consolidated Balance Sheet Data
(in thousands)

	March 31,
	(unaudited)
	2017	2016
Cash, cash equivalents and short-term investments	$165,216	$51,138
Total assets	189,558	67,482
Promissory note payable	50,000	50,000
Total stockholders’ equity (deficit)	$102,160	$(21,251)

Investor Relations and Media Contact:

David Szekeres
Senior VP, General Counsel, Business Development and Corporate Secretary
dszekeres@herontx.com
858-251-4447